                                                                  Exhibit (h)(6)

                      DEFENSE AND INDEMNIFICATION AGREEMENT

          THIS INDEMNIFICATION AGREEMENT (the "Agreement") is made as of the 21st day of May, 1999, by and between Golden West Financial Corporation, a Delaware corporation ("Golden West") and David J. Teece ("Director").

          WHEREAS, Director is currently a member of the board of directors of Atlas Assets, Inc., a Maryland corporation, and of the board of trustees of Atlas Insurance Trust, a Delaware business trust (each a "Fund" and collectively, the "Funds"), each of which is an open-end registered investment company; and

          WHEREAS, management of the Funds has indicated that the expenses of the Funds could be reduced, to the benefit of the shareholders of the Funds, if the Funds' current joint directors and officers errors and omissions insurance policy is not renewed; and

          WHEREAS, Golden West is the parent corporation of Atlas Advisers, Inc., the investment adviser to the Funds, and recognizes that highly competent persons may be unwilling to serve as directors of publicly-held registered investment companies unless they are provided with adequate protection against inordinate risks of claims and actions against them arising out of their service to, and activities on behalf of, such companies, and that it is reasonable, prudent and necessary to provide such persons with such protection; and

          WHEREAS, Golden West desires that Director continue to serve as a member of the board of directors or board of trustees of each Fund;

          NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the parties hereby agree as follows:

          1. SERVICES BY DIRECTORS. Director agrees to continue to serve as a director of each Fund for so long as Director is duly elected or appointed and qualified or until such time as Director tenders his or her resignation in writing or is removed as a director. This agreement shall not impose any obligation on Director or either Fund to continue Director's position with the Fund beyond any period otherwise applicable.

          2. DEFENSE AND INDEMNIFICATION OBLIGATION. Subject to the provisions of Section 3, Golden West shall defend and indemnify Director with respect to any Proceeding to which Director is a party, or is threatened to be made a party, by reason of his or her Fund Status (as such terms are defined in Section
4). Under this defense and indemnity obligation, Golden West shall pay directly all Expenses actually and reasonably incurred by Director or on Director's behalf in connection with any such Proceeding, without the requirement that Director advance any funds for these purposes.

          3. REIMBURSEMENT OF PAYMENTS. Golden West shall defend and indemnify Director pursuant to this Agreement with respect to any Proceeding, whether or not Director is wholly or partially successful, on the merits or otherwise, as to any or all claims, issues or matters in such Proceeding, and whether or not such Proceeding is in whole or part terminated, dismissed, withdrawn or settled (with or without prejudice), subject to the following:

          (a) Golden West shall not be liable for any Expenses related to any settlement or stipulated judgment by Director with respect to any Proceeding without its written consent, which shall not be unreasonably withheld.

          (b) Director shall reimburse Golden West for any Expenses paid by Golden West pursuant to this Agreement with respect to any Proceeding, if the court in which such Proceeding was brought shall have rendered a final judgment that (i) the liability of Director in such Proceeding resulted from the Director gaining any profit, remuneration, or advantage to which he/she was not legally entitled, or from the Director's fraudulent, dishonest or criminal acts, or his/her intentional violation of law, and (ii) in view of all the circumstances of the Proceeding, Director is not fairly and reasonably entitled to indemnity for such Expenses. The termination of any Proceeding by judgement, order, settlement, conviction, or a plea of nolo contendere or its equivalent, shall not, of itself, constitute such a judgment.

          4. DEFINITIONS OF TERMS. As used in this Agreement, the following terms shall have the following meanings:

          (a) The term "Expenses" shall mean all expenses of the type customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, or investigating a Proceeding, including without limitation attorneys' fees, judgments, fines and amounts paid in settlement, retainers, court costs, transcript costs, fees of experts and witnesses, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, and delivery service fees.

          (b) The term "Proceeding" shall mean any threatened, pending or completed legal proceeding (whether or not by or in the right of a Fund to procure a judgment in its favor), including without limitation any claim, action, suit, arbitration, alternative dispute resolution mechanism, formal or informal investigation or examination, administrative hearing or other proceeding, and any appeals from any of the foregoing, whether civil, criminal, administrative or investigative; provided, however, that the term "Proceeding" shall not include any such legal proceeding brought or made by Director against a Fund.

          (c) The term "Fund Status" shall mean the status of a person who is or was or has agreed to become a director of a Fund, or is or was an officer, employee, agent or fiduciary of a Fund or any other corporation, trust, partnership, joint venture, employee benefit plan or other enterprise that such person is or was serving at the request of the Fund or Golden West.

          5. OTHER RIGHTS. The defense and indemnification of Director pursuant to this Agreement shall not be deemed exclusive of any other rights to which Director may be entitled from a Fund or under any law (common or statutory), agreement, vote of stockholders or disinterested directors or otherwise. Golden West shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that Director has otherwise actually received such payment under any insurance policy, contract, agreement, or otherwise. If payment is made under this Agreement, Golden West shall be subrogated to the extent of such payment to all of the rights of recovery of Director, who shall execute all papers reasonably required and take all action reasonably necessary to secure such rights.

          6. REPRESENTATIONS OF GOLDEN WEST. Golden West hereby represents and warrants to Director that (a) Golden West has full corporate power and authority to enter into this Agreement; (b) this Agreement does not violate any provision of any statute, rule or regulation known to Golden West by which it is bound or to which it is subject; (c) this Agreement has been duly authorized, executed and delivered to Director by Golden West; and (d) this Agreement is the legal, valid and binding obligation of Golden West, enforceable against Golden West in accordance with its terms.

          7. TERMINATION. This Agreement shall continue with respect to each office held by Director after Director ceases to hold such office. This Agreement may be terminated with respect to a Fund (a) by Director at any time and for any reason upon thirty (30) days' notice to Golden West, and (b) by Golden West at any time and for any reason, upon one hundred twenty (120) days' notice to Director; provided, however, that no such termination by Golden West shall become effective with respect to a Fund until the Fund shall have obtained a policy or policies of directors and officers errors and omissions insurance coverage reasonably acceptable to the board of directors or trustees of the Fund. No such termination shall affect the right of Director to obtain indemnification under this Agreement with respect to any Proceeding based upon or relating to matters occurring prior to the date of termination, nor shall it affect the right of Golden West to obtain reimbursement of Expenses.

          8. ARBITRATION. Any claim or controversy arising out of or relating to this Agreement which is not settled by agreement of the parties shall be settled by arbitration in Oakland, California before a panel of three arbitrators in accordance with the commercial arbitration rules of the American Arbitration Association then in effect. The parties agree that such arbitration shall be the exclusive remedy hereunder, and each party expressly waives any right it may have to seek redress in any other forum. Each party shall bear such party's own expenses of arbitration, and the expenses of the arbitrators and of a transcript of any arbitration proceeding shall be divided equally between the parties, subject to any determination of the arbitrators that such expenses should be borne otherwise. Any decision and ward of the arbitrators shall be binding upon the parties and judgment thereon may be entered in the Superior Court of the State of California or any other court having jurisdiction. If litigation is commence to enforce any such award, the prevailing party will be entitled to recover reasonable attorneys' fees and costs.

          9. MODIFICATION AND WAIVER. No modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision hereof, nor shall any such waive constitute a continuing waiver. This Agreement shall be binding upon Golden West and its successors and assigns, and shall inure to the benefit of Director and Director's estate, heirs executors, administrators and assigns.

          10. NOTICE OF PROCEEDINGS. Director shall promptly notify Golden West and the relevant Fund in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter that may be subject to defense and indemnification hereunder; provided, however, that the failure to give any such notices shall not disqualify Director from receiving the defense and indemnification hereunder if such failure does not materially prejudice Golden West.

          11. NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given to a party if delivered personally, by telecopy (with confirmation of receipt) or overnight courier service, or three days after deposit in the United States mail with postage prepaid, and addressed to the address set forth under the Party's signature to this Agreement, or to such other address as may have been furnished by like notice to the other party.

          12. GOVERNING LAW. The parties agree that this Agreement shall be governed by the laws of the State of California, and that any disputes arising out of this Agreement shall be resolved within the State of California, whether by arbitration or litigation within the court system.

          IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first set forth above.

GOLDEN WEST FINANCIAL                       DIRECTOR
CORPORATION

By: /s/Herbert M. Sandler              /s/ David J. Teece
    ------------------------           ----------------------------
Title: Herbert M. Sandler              Name:     David J. Teece
       ---------------------           Address:  Law & Economics Con.
Address: 1901 Harrison Street                    2000 Powell Street, #600
Oakland, California 94612                        Emeryville, CA 94608